Exhibit 99.1

News Release

HANOVER COMPRESSOR COMPANY 12001 N. Houston Rosslyn Houston, TX 77086 (281) 447-8787 Contact: Lee Beckelman, Investor Relations

HANOVER COMPRESSOR REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

HOUSTON, October 29, 2004 – Hanover Compressor Company (NYSE:HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications, today reported financial results for the quarter ended September 30, 2004.

Summary

Third quarter 2004 revenue increased 17% to $322.5 million compared to third quarter 2003 revenue of $275.2 million.

EBITDA from continuing operations (consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization, and goodwill impairment) for the third quarter 2004 increased by 17% to $79.7 million from $68.2 million for the same period a year earlier. Included in third quarter 2004 EBITDA was a $4.0 million gain on the early cancellation of the note that was issued as part of the securities-related litigation settlement. The third quarter 2003 EBITDA included a $3.5 million reduction in the estimate for the securities-related litigation settlement.

Net loss for the third quarter 2004 was $5.3 million, or $0.06 per share, compared with a net loss of $145.4 million, or $1.79 per share, in the third quarter 2003. Based on the U.S. statutory rate, the company estimates that its tax expense for the three months ended September 30, 2004 was approximately $4.7 million higher because of its current tax position in the U.S. Included in the net loss for the third quarter 2003 was an $86.9 million after tax charge for the cumulative effect of the accounting change for the compression equipment operating leases that were consolidated into Hanover’s financial statements as of July 1, 2003 and a $35.5 million impairment of the goodwill related to Hanover’s investment in Belleli.

“In the third quarter of 2004, we demonstrated improved revenues across all of our business lines and generated positive cash flow that allowed the company to continue to pay down debt,” said John Jackson, President and Chief Executive Officer of Hanover. “Going into the fourth quarter, we will continue to be focused on improving our operating margins and on finalizing the deployment of three rental projects in Nigeria and anticipate that all of these projects should be on line in early 2005. While we will continue to maintain capital discipline with a balanced approach to debt reduction and growth capital, we currently see solid growth opportunities in traditional markets such as Latin America, as well as new markets such as Russia and the West

Coast of Africa, and are positioning the company to take advantage of these opportunities going into 2005.”

Summary of Business Segment Results

Domestic Rentals
(in thousands)

	Three months ended
	September 30,		Increase
	2004	2003	(Decrease)
Revenue	$85,866	$82,823	4%
Operating expense	37,816	31,833	19%

Gross profit	$48,050	$50,990	(6)%
Gross margin	56%	62%	(6)%

Domestic rental revenue increased in the third quarter 2004, compared to the same period a year earlier, due primarily to improved market activity. Gross profit and gross margin for the quarter decreased, compared to the previous year’s results primarily due to increased maintenance and repair expense at one of the company’s three domestic geographical business units. The decrease in margin at this business unit decreased the company’s overall domestic rental margin by approximately 4%.

International Rentals
(in thousands)

	Three months ended
	September 30,		Increase
	2004	2003	(Decrease)
Revenue	$56,579	$49,519	14%
Operating expense	18,129	17,757	2%

Gross profit	$38,450	$31,762	21%
Gross margin	68%	64%	4%

Third quarter 2004 international rental revenue, gross profit and gross margin increased, compared to the third quarter 2003, primarily due to increased compression and processing plant rental activity in Venezuela, Brazil and Argentina.

Parts, Service and Used Equipment
(in thousands)

	Three months ended
	September 30,		Increase
	2004	2003	(Decrease)
Revenue	$50,872	$45,581	12%
Operating expense	36,469	35,307	3%

Gross profit	$14,403	$10,274	40%
Gross margin	28%	23%	5%

Parts, service and used equipment revenue for the third quarter 2004 was higher than the same period a year earlier due primarily to increased demand resulting from stronger industry conditions. Gross profit and gross margin for the quarter were higher than the previous year’s results primarily due to a high margin on the sale of a gas plant. For the third quarter 2004, parts and service revenue was $36.7 million with a gross margin of 23%, compared to $29.7 million and 33%, respectively, for the third quarter 2003. Used rental equipment and installation sales revenue in the third quarter 2004 was $14.2 million with a gross margin of 43%, compared to $15.9 million at a 3% gross margin for the same period a year earlier.

Compression and Accessory Fabrication
(in thousands)

	Three months ended
	September 30,		Increase
	2004	2003	(Decrease)
Revenue	$46,605	$24,039	94%
Operating expense	41,214	22,347	84%

Gross profit	$5,391	$1,692	219%
Gross margin	12%	7%	5%

For the third quarter 2004, compression fabrication revenue and gross profit increased primarily due to the company’s increased focus on fabrication that led to increased sales. Gross margin increased, compared to third quarter 2003, as the company benefited from improved operating efficiencies in its fabrication centers partially as a result of higher sales volumes.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended
	September 30,		Increase
	2004	2003	(Decrease)
Revenue	$76,193	$65,202	17%
Operating expense	68,974	59,095	17%

Gross profit	$7,219	$6,107	18%
Gross margin	9%	9%	0%

Production and processing equipment fabrication revenue for the third quarter 2004 was higher than the same period in 2003 primarily due to increased Belleli revenue. Included in production and processing equipment fabrication revenue and expense for the third quarter 2004 was $38.5 million in revenue and $34.6 million in expense for Belleli, compared to $27.1 million in revenue and $24.6 million in expense for Belleli in the third quarter 2003. In comparison to the third quarter 2003, third quarter 2004 production and processing equipment fabrication gross profit increased primarily due to increased activity at Belleli which was partially offset by the negative impact of a loss on a production and processing job out of the company’s United Kingdom fabrication facility of approximately $1.0 million. The loss on this project led to an approximate 1% reduction in gross margin for the quarter.

Selling, general, and administrative expense (“SG&A”) for the third quarter 2004 was $44.2 million, compared to $40.2 million in the third quarter 2003. The increase in SG&A was due primarily to increased administrative costs associated with Sarbanes Oxley 404 implementation. As a percentage of revenue, SG&A in the third quarter 2004 was 14%, compared to 15% for the same period a year earlier.

Depreciation and amortization expense for the third quarter 2004 decreased to $44.1 million, compared to $56.2 million for the same period a year ago. Included in the third quarter 2003 expense was a $14.4 million non-cash charge to write-down a portion of the company’s rental fleet.

The company’s effective tax rate for the third quarter 2004 was (216)%, compared to 14% for the same period a year earlier. Due to Hanover’s recent domestic tax losses, the company cannot reach the conclusion that it is “more likely than not” that certain of its U.S. deferred tax assets will be realized in the near future. Accordingly, the company’s provision for income taxes for the third quarter 2004 did not include a full tax benefit for the company’s estimate of anticipated U.S. losses. Based on the U.S. statutory rate, the company estimates that its tax expense for the third quarter of 2004 was approximately $4.7 million higher because of its current tax position in the U.S.

Liquidity and Other

Hanover had capital expenditures of approximately $20 million in the third quarter 2004, compared to approximately $28 million for the same period last year. At September 30, 2004, the company had approximately $13 million in borrowings outstanding under its $350 million bank credit facility, approximately $1.7 billion in debt, and approximately $31 million in cash.

“In the third quarter, Hanover was able to repay approximately $61 million in debt and compression equipment lease obligations,” said John Jackson. “Through mid October, we have paid off approximately $97 million in debt and compression equipment lease obligations and plan to pay down approximately $56 million in additional debt from the proceeds of our recently announced sale of our Canadian rental assets. We are ahead of schedule on our stated objective to pay off $180 million in debt over a three year period. We have been able to achieve this debt reduction through our continuing efforts to maintain capital discipline and selected asset sales, which has led to cash available for debt reduction. Year to date, we have spent approximately $58 million in capital expenditures and would expect to spend in the range of $25 million to $50 million in capital in the fourth quarter.”

Total compression horsepower at September 30, 2004 was approximately 3,483,000, including approximately 2,569,000 horsepower in the United States and approximately 914,000 horsepower internationally. Hanover’s total compression horsepower utilization rate as of September 30, 2004 was approximately 81.5%, compared to utilization of approximately 83.1% at June 30, 2004 and 79.9% at September 30, 2003. Domestic and international utilization at September 30, 2004 was approximately 76.4% and 95.9%, respectively, compared to approximately 78.5% and 96.1%, respectively, at June 30, 2004, and approximately 74.7% and 94.4%, respectively, at September 30, 2003.

At September 30, 2004, Hanover’s third-party fabrication backlog, excluding Belleli, was approximately $115 million compared to approximately $104 million at June 30, 2004 and $61 million at September 30, 2003. Backlog for Belleli at September 30, 2004 was approximately $143 million, compared to approximately $162 million at June 30, 2004 and $66 million at September 30, 2003.

Conference Call Details

Hanover will host a conference call at 10:00 a.m. Eastern Time, on Friday, October 29, 2004 to discuss financial results for the third quarter 2004, and other matters. To access the call, U.S.

and Canadian participants should dial (800) 601-8584, international participants should dial (706) 643-1959 at least ten minutes before the scheduled start time. Please reference Hanover conference call number 1386877. For those unable to participate, a replay will be available from 1:00 p.m. Eastern Time on Friday, October 29th until midnight on Friday, November 5th. To listen to the replay, please dial (800) 642-1687 in the United States and Canada, or (706) 645-9291 internationally, access code 1386877. The company’s conference call will also be broadcast live over the Internet. To access the webcast, log onto the company’s web site (www.hanover-co.com), and click on the webcast link located on the company’s home page.

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies.

Certain matters discussed in this document are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; prolonged substantial reduction in oil and gas prices, which could cause a decline in the demand for our compression and oil and natural gas production equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; legislative changes or changes in economic or political conditions in the countries in which we do business; the inherent risks associated with our operations, such a equipment defects, malfunctions and failures and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives such as integrating acquired businesses, implementing our new enterprise resource planning systems, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as discontinued operations and held for sale; our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA
AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues and other income:
Domestic rentals	$85,866	$82,823	$256,138	$241,728
International rentals	56,579	49,519	170,507	151,973
Parts, service and used equipment	50,872	45,581	137,392	118,327
Compressor and accessory fabrication	46,605	24,039	118,914	81,839
Production and processing equipment fabrication	76,193	65,202	192,639	211,152
Equity in income of non-consolidated affiliates	5,147	7,581	14,906	16,873
Other	1,245	452	2,983	3,356

	322,507	275,197	893,479	825,248
Expenses:
Domestic rentals	37,816	31,833	108,305	94,043
International rentals	18,129	17,757	50,451	47,682
Parts, service and used equipment	36,469	35,307	101,447	85,781
Compressor and accessory fabrication	41,214	22,347	107,584	73,950
Production and processing equipment fabrication	68,974	59,095	170,557	188,802
Selling, general and administrative	44,196	40,164	125,752	119,658
Foreign currency translation	(532)	1,536	(1,407)	1,336
Provision for (reversal of) cost of litigation settlement	(4,000)	(3,500)	(3,903)	40,253
Other	556	2,446	903	2,951

	242,822	206,985	659,689	654,456

EBITDA from continuing operations (1)	79,685	68,212	233,790	170,792
Depreciation and amortization	44,144	56,199	131,588	126,886
Goodwill impairment	—	35,466	—	35,466
Leasing expense	—	—	—	43,139
Interest expense	37,188	32,849	108,169	57,283

	81,332	124,514	239,757	262,774

Loss from continuing operations before income taxes	(1,647)	(56,302)	(5,967)	(91,982)
Provision for (benefit from) income taxes	3,555	(7,940)	18,006	(18,463)

Loss from continuing operations	(5,202)	(48,362)	(23,973)	(73,519)
(Gain) loss from discontinued operations, net of tax	(72)	(10,147)	184	(11,382)
Cumulative effect of accounting change, net of tax	—	(86,910)	—	(86,910)

Net loss	$(5,274)	$(145,419)	$(23,789)	$(171,811)

Basic loss per common share:
Loss from continuing operations	$(0.06)	$(0.59)	$(0.28)	$(0.91)
Loss from discontinued operations, net of tax	—	(0.13)	—	(0.14)
Loss from cumulative effect of accounting change	—	(1.07)	—	(1.07)

Net loss	$(0.06)	$(1.79)	$(0.28)	$(2.12)

Diluted loss per common share:
Loss from continuing operations	$(0.06)	$(0.59)	$(0.28)	$(0.91)
Loss from discontinued operations, net of tax	—	(0.13)	—	(0.14)
Loss from cumulative effect of accounting change	—	(1.07)	—	(1.07)

Net loss	$(0.06)	$(1.79)	$(0.28)	$(2.12)

Weighted average common and common equivalent shares outstanding:
Basic	85,418	81,439	84,527	80,907

Diluted	85,418	81,439	84,527	80,907

Gross profit percentage:
Domestic rentals	56%	62%	58%	61%
International rentals	68%	64%	70%	69%
Parts, service and used equipment	28%	23%	26%	28%
Compressor and accessory fabrication	12%	7%	10%	10%
Production and processing equipment fabrication	9%	9%	11%	11%

(1) EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization and goodwill impairment. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2004 net income, which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as to make a 2004 prediction inadvisable: interest expense, taxes, depreciation and net results from and proceeds of the sale of our discontinued operations. The ultimate outcome of these uncertain items may have an impact on our net income.